Exhibit 99.1 News Release For Immediate Release, Page 1 of 2

Cboe Global Markets Announces Election of Jennifer McPeek to Board of Directors

CHICAGO – August 14, 2020 – Cboe Global Markets, Inc. (Cboe: CBOE), one of the world’s largest exchange holding companies, today announced its Board of Directors elected Jennifer McPeek, former Chief Financial Officer of Russell Investments and Janus Capital Group, as a new member to its Board of Directors.

Ms. McPeek was elected to fill a vacancy on the board, bringing the number of directors on the board to 13.

Ed Tilly, Chairman, President and Chief Executive Officer of Cboe Global Markets, said: “We are pleased to welcome Jennifer McPeek to Cboe Global Markets’ board of directors. Jennifer is a distinguished leader with exceptional credentials, and the experience and unique perspective she brings will further strengthen the breadth of our board’s leadership and counsel. I look forward to working with Jennifer and our entire board as we continue to execute on our strategic initiatives to grow our global business, serve the needs of our customers and deliver sustainable returns and long-term value to our shareholders.”

Ms. McPeek is an independent advisor to companies on value-based management and incentive design. Prior to her current role, she was the Chief Financial Officer of Russell Investments from 2018 to 2019. From 2009 to 2017, she was with Janus Henderson Investors plc and its predecessor company Janus Capital Group Inc., serving as Chief Financial Officer from 2013 to 2017 and as Chief Operating and Strategy Officer post-merger in 2017. From 2005 to 2009, she was with ING Investment Management, Americas, where she was a member of the management committee and led the strategy function.

Ms. McPeek currently serves on the Board of Directors of First American Funds, Inc. She graduated magna cum laude from Duke University with an A.B. degree in Mathematics and Economics, and received her M.S. degree in Financial Engineering from the MIT Sloan School of Management. Ms. McPeek holds the Chartered Financial Analyst designation.

About Cboe Global Markets, Inc.

Cboe Global Markets (Cboe: CBOE) is one of the world’s largest exchange holding companies, offering cutting-edge trading and investment solutions to investors around the world. The company is committed to defining markets to benefit its participants and drive the global marketplace forward through product innovation, leading edge technology and seamless trading solutions.

The company offers trading across a diverse range of products in multiple asset classes and geographies, including options, futures, U.S., Canadian and European equities, exchange-traded products (ETPs), global foreign exchange (FX) and volatility products based on the Cboe Volatility Index (VIX Index), recognized as the world’s premier gauge of U.S. equity market volatility.

Cboe’s subsidiaries include the largest options exchange and the third largest stock exchange operator in the U.S. In addition, the company operates one of the largest stock exchanges by value traded in Europe and is a leading market globally for ETP listings and trading.

The company is headquartered in Chicago with a network of domestic and global offices across the Americas, Europe and Asia, including main hubs in New York, London, Kansas City and Amsterdam. For more information, visit www.cboe.com.

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News Release For Immediate Release, Page 2 of 2

Media Contacts		Analyst Contact

Angela Tu	Tim Cave	Debbie Koopman
+1-646-856-8734	+44 (0) 759-506-719	+1-312-786-7136
atu@cboe.com	tcave@cboe.com	dkoopman@cboe.com

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